Exhibit 99.1

Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800

FOR IMMEDIATE RELEASE

Sparton Corporation Announces New CFO

SCHAUMBURG, ILLINOIS – September 8, 2015 – Sparton Corporation (NYSE: SPA) announced today that Joseph G. McCormack has been appointed as the Company’s new Chief Financial Officer, effective immediately.

Mr. McCormack most recently joined Sparton as a Senior Financial Consultant in June of 2015. Previously, he served as the Chief Financial Officer of Ingenient Technologies Inc., a global provider of embedded multimedia systems and solutions where he was responsible for the worldwide financial organization as well as to drive strategic initiatives. Mr. McCormack was also a partner with Ernst & Young LLP where he advised private equity firms and high-growth portfolio companies throughout their lifecycle.

Mr. McCormack has extensive experience with SEC reporting and technical accounting matters and has broad experience with high growth companies including acquisitions, integration, and divestitures. He is a registered certified public accountant and earned a Bachelor of Science degree from DePaul University.

“We are pleased to have Joe transition from financial consultant to the Chief Financial Officer role,” said Cary Wood, President and CEO of Sparton. “Joe has held several challenging financial leadership roles and has excelled in many diverse areas. Having observed his financial leadership capabilities first-hand, he is more than qualified to serve as Sparton’s CFO and we are looking forward to leveraging his expertise for both the day-to-day financial operations of the Company and long-term strategic planning.”

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 116th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has fifteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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